Exhibit 99.1

CytomX Therapeutics Reports Third Quarter 2023 Financial Results and Provides Business Update

- CX-904 (EGFRxCD3 T-cell engager) initial Phase 1 dose escalation data anticipated in the first half of 2024 -

- CX-2051 (EpCAM-directed ADC) comprehensive preclinical profile presented at 14th Annual World ADC Conference; IND filing on track for year-end -

- Updated CX-801 (conditionally activated interferon alpha-2b) preclinical data presented at SITC 2023; IND filing for CX-801 also on track for year-end -

- Management to hold conference call today at 5 p.m. EDT / 2 p.m. PDT -

SOUTH SAN FRANCISCO, Calif., November 7, 2023 – CytomX Therapeutics, Inc. (Nasdaq: CTMX), a leader in the field of conditionally activated, localized biologics, today reported third quarter 2023 financial results and provided a business update.

“2023 has been a year of highly focused execution against our key priorities, including continued progress in Phase 1 dose escalation for CX-904 and the advancement of our next-generation molecules CX-2051 and CX-801 towards IND filings later this year. We have continued to diligently manage our financial resources and drive towards value-inflecting pipeline milestones,” said Sean McCarthy, D.Phil., chief executive officer and chairman of CytomX Therapeutics.

Continued Dr. McCarthy, “Looking ahead to 2024, we are on track to provide initial CX-904 Phase 1 dose escalation data and to initiate our clinical evaluation of CX-2051 and CX-801, leading to a potentially milestone-rich 2024 and 2025.”

Third Quarter Business Highlights and Recent Developments

Pipeline

•
CX-904, T-cell-engaging bispecific (TCB) targeted to EGFRxCD3, Phase 1 dose escalation data anticipated in the first half of 2024 – CX-904 is a conditionally activated TCB designed to target the epidermal growth factor receptor (EGFR) on cancer cells and the CD3 receptor on T cells within the tumor microenvironment. CX-904 is partnered with Amgen in a global co-development alliance and is being evaluated in an ongoing Phase 1 study in patients with advanced solid tumors. Backfilling of certain dose escalation cohorts is being initiated during Q4 2023. Initial Phase 1a data for CX-904 is anticipated in the first half of 2024. A decision to initiate Phase 1b expansion cohorts in certain EGFR positive tumor types is anticipated in 2024.

•
Preclinical profile of EpCAM-directed antibody drug conjugate CX-2051 presented at 2023 World ADC Conference – In October 2023, Dr. Marcia Belvin, chief scientific officer, CytomX Therapeutics, presented data characterizing the preclinical profile for CX-2051. CX-2051 is tailored for treatment of EpCAM-expressing cancers by matching target expression and tumor sensitivity with a topoisomerase-1 inhibitor payload. EpCAM is a broadly expressed, previously validated anti-cancer target that to date has been limited in its development potential due to systemic, on-target off-tumor dose-limiting toxicities. CX-2051 is designed to mask target binding in normal tissues to potentially mitigate systemic toxicities and open a therapeutic window. CX-2051 could potentially address a large patient population as EpCAM is highly expressed across many indications including colorectal, gastric, endometrial, and ovarian cancers. The IND for CX-2051 is expected to be filed by the end of 2023. CX-2051 Phase 1 dose escalation in solid tumors is anticipated in 2024, with metastatic colorectal cancer as a priority indication.

•
IND filing for CX-801 (Interferon alpha-2b) expected by year-end 2023 – CX-801 is a dually masked, Probody® Therapeutic interferon alpha-2b. Interferon-alpha 2b was the first approved cancer immunotherapy but has been limited in its clinical use due to systemic toxicities. Preclinically, Probody® IFN-a2b has demonstrated a widened predicted therapeutic index with an improved tolerability profile compared to unmasked interferon alpha-2b, including preferential anti-cancer activity in the tumor microenvironment and increased anti-tumor effects when combined with checkpoint inhibitors. In November 2023, at the Society for Immunotherapy for Cancer (SITC) 38th Annual Meeting, additional preclinical data were presented demonstrating enhancement of PD-1 anti-tumor efficacy and inflammation of the tumor microenvironment by Probody IFN-a2b. An IND filing for CX-801 is expected by the end of 2023 with planned clinical initiation in 2024.

•
Continued progress in Phase 2 clinical evaluation of Bristol Myers Squibb’s anti-CTLA-4 non-fucosylated Probody®, BMS-986288 – In the first quarter of 2023, BMS prioritized the BMS-986288 Probody® program as its lead next-generation CTLA-4 program and advanced the program to Phase 2. BMS-986288 is a masked version of a non-fucosylated anti-CTLA-4 antibody, BMS-986218, which is designed to be more potent than ipilimumab (YERVOY®). BMS-986288 utilizes CytomX’s Probody technology to potentially localize the potent effect of the non-fucosylated CLTA-4 antibody to tumors while reducing systemic toxicity. The Phase 2 clinical evaluation of BMS-986288 is ongoing and includes proof of concept studies for microsatellite stable (MSS) colorectal cancer (CRC) and non-small cell lung cancer (NSCLC). BMS anticipates data from the study will be available in 2024. CytomX and BMS continue to collaborate on multiple preclinical research programs.

Corporate Alliances

•
Continued progress in strategic alliances – Throughout 2023, CytomX made substantial progress across its research alliances including with Astellas, where, in January, the first T-cell engaging bispecific clinical candidate was nominated to proceed to IND enabling activities. Additionally, CytomX initiated activities under its newest collaborations with Regeneron and Moderna. Preclinical research programs continue to progress across each of the Company’s collaborations (Bristol Myers Squibb, Amgen, Astellas, Regeneron, and Moderna) which extend the reach of the Company’s Probody pipeline and provide for the potential to build value through the achievement of future milestones and royalties.

Company Priorities and Potential Milestones for 2023 and 2024

•
CX-904 (EGFRxCD3): Continue enrollment into Phase 1a dose escalation. Phase 1a dose escalation data are expected in the first half of 2024. A decision to initiate Phase 1b expansion cohorts in certain EGFR positive tumor types is anticipated in 2024.
•
CX-2051 (EpCAM): File IND by the end of 2023 and begin Phase 1 dose escalation in solid tumors with known EpCAM expression in 2024, with metastatic colorectal cancer as a priority indication
•
CX-801 (IFNa2b): File IND by the end of 2023, with clinical initiation in 2024
•
Next-Generation CTLA-4 Program: Continued clinical progress for BMS-986288 including proof-of-concept studies in MSS CRC and NSCLC. BMS anticipates data from the study will be available in 20241.
•
CX-2029 (CD71): Based on current priorities, the Company will not be directing significant additional investment in this program in the near-term.
•
Collaborations: Continuation of drug discovery activities with Bristol Myers Squibb, Amgen, Astellas, Regeneron, and Moderna

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1 Bristol Myers Squibb Research and Development Day, September 14, 2023

Third Quarter 2023 Financial Results

Cash, cash equivalents and investments totaled $194.1 million as of September 30, 2023, compared to $180.9 million as of June 30, 2023. The cash balance as of September 30, 2023, includes approximately $30.0 million of gross proceeds from the financing transaction that closed with BVF Partners L.P. in July of 2023, partially offset by cash burn of $16.8 million during the third quarter of 2023.

Total revenue was $26.4 million for the three months ended September 30, 2023, compared to $11.1 million for the corresponding period in 2022 and was driven primarily by a higher percentage of completion for research programs in the Bristol Myers Squibb collaboration and the recent collaborations with Regeneron and Moderna.

Research and development expenses decreased by $14.0 million during the three months ended September 30, 2023, to $16.4 million, compared to $30.4 million for the corresponding period in 2022. The reduction in research and development expenses was primarily due to a decrease in personnel related expenses, as well as winding down of laboratory contract services and clinical study activities related to the CX-2009 and CX-2029 programs, partially offset by an increase in laboratory contract services related to IND enabling activities.

General and administrative expenses decreased by $3.7 million during the three months ended September 30, 2023, to $6.8 million, compared to $10.5 million for the corresponding period in 2022. The reduction in general and administrative expenses was primarily due to a decrease in personnel related expenses as a result of the workforce reduction in 2022, reduced external vendor services, and lower building rent as a result of a partial sublease of the Company’s headquarters.

Conference Call & Webcast

CytomX management will host a conference call and simultaneous webcast today at 5 p.m. EDT (2 p.m. PDT) to discuss the financial results and provide a business update. Participants may access the live webcast of the conference call from the Events and Presentations page of CytomX’s website at https://ir.cytomx.com/events-and-presentations. Participants may register for the conference call here and are advised to do so at least 10 minutes prior to joining the call. An archived replay of the webcast will be available on the company’s website.

About CytomX Therapeutics

CytomX is a clinical-stage, oncology-focused biopharmaceutical company focused on developing novel conditionally activated biologics localized to the tumor microenvironment. By pioneering a novel class of conditionally activated biologics, powered by its Probody® technology platform, CytomX’s goal is to transcend the limits of current cancer treatments. CytomX’s robust and differentiated pipeline comprises therapeutic candidates across multiple treatment modalities including antibody-drug conjugates (“ADCs”), T-cell engaging bispecific antibodies, and immune modulators such as cytokines and checkpoint inhibitors. CX-2029 is an investigational conditionally activated ADC directed toward CD71. CytomX’s clinical pipeline also includes cancer immunotherapeutic candidates against validated targets such as the CTLA-4-targeting Probody therapeutic BMS-986288, partnered with Bristol Myers Squibb, and CX-904, a conditionally activated T-cell-engaging bispecific antibody targeting the epidermal growth factor receptor (EGFR) on tumor cells and the CD3 receptor on T cells, partnered with Amgen. In addition, CytomX has a diverse preclinical portfolio of wholly-owned assets including CX-801, an interferon alpha-2b Probody cytokine that has broad potential applicability in traditionally immuno-oncology sensitive as well as insensitive (cold) tumors and CX-20512, a conditionally activated ADC directed toward EpCAM, with potential applicability across multiple EpCAM-expressing epithelial cancers. CytomX has established strategic collaborations with multiple leaders in oncology, including Amgen, Astellas, Bristol Myers Squibb, Regeneron and Moderna. For more information about CytomX and how it is working to make conditionally activated treatments the new standard-of-care in the fight against cancer, visit www.cytomx.com and follow us on LinkedIn and X (formerly Twitter).

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2 Licensed from Immunogen

CytomX Therapeutics Forward-Looking Statements

This press release includes forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that are difficult to predict, may be beyond our control, and may cause the actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied in such statements, including those related to the future potential of partnerships or collaboration agreements. Accordingly, you should not rely on any of these forward-looking statements, including those relating to the potential benefits, safety and efficacy or progress of CytomX’s or any of its collaborative partners’ product candidates, including CX-2051, CX-2029, BMS-986288, CX-904, and CX-801, the potential benefits or applications of CytomX’s Probody platform technology, CytomX’s ability to develop and advance product candidates into and successfully complete clinical trials, including the ongoing and planned clinical trials of BMS-986288, and CX-904, the timing of the commencement of clinical trials or initial and ongoing data availability, and the timing of investigational new drug applications, including for CX-801 and CX-2051, and other development milestones. Risks and uncertainties that contribute to the uncertain nature of the forward-looking statements include: the unproven nature of CytomX’s novel Probody Platform technology; CytomX’s clinical trial product candidates are in the initial stages of clinical development and its other product candidates are currently in preclinical development, and the process by which preclinical and clinical development could potentially lead to an approved product is long and subject to significant risks and uncertainties, including the possibility that the results of preclinical research and early clinical trials may not be predictive of future results; the possibility that CytomX’s clinical trials will not be successful; the possibility that current preclinical research may not result in additional product candidates; CytomX’s dependence on the success of CX-2029, BMS-986288, CX-904, CX-801, and CX-2051; CytomX’s reliance on third parties for the manufacture of the Company’s product candidates; possible regulatory developments in the United States and foreign countries; and the risk that we may incur higher costs than expected for research and development or unexpected costs and expenses. Additional applicable risks and uncertainties include those relating to our preclinical research and development, clinical development, and other risks identified under the heading "Risk Factors" included in CytomX’s Quarterly Report on Form 10-Q filed with the SEC on November 7, 2023. The forward-looking statements contained in this press release are based on information currently available to CytomX and speak only as of the date on which they are made. CytomX does not undertake and specifically disclaims any obligation to update any forward-looking statements, whether as a result of any new information, future events, changed circumstances or otherwise.

Probody is a U.S. registered trademark of CytomX Therapeutics, Inc.

Investor Contact:

Chris Ogden

SVP, Finance and Accounting

cogden@cytomx.com

Direct: (317) 767-4764

Investor and Media Contact:

Stern Investor Relations

Stephanie Ascher

stephanie.ascher@sternir.com
(212) 362-1200

CYTOMX THERAPEUTICS, INC.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Revenues	$26,384	$11,147	$74,607	$33,040
Operating expenses:
Research and development	16,448	30,367	58,294	92,085
General and administrative	6,813	10,490	22,191	32,782
Total operating expenses	23,261	40,857	80,485	124,867
Income (loss) from operations	3,123	(29,710)	(5,878)	(91,827)
Interest income	2,699	616	7,334	946
Other (expense) income, net	(7)	30	(39)	339
Income (loss) before income taxes	5,815	(29,064)	1,417	(90,542)
Provision for income taxes	2,823	—	2,823	—
Net income (loss)	$2,992	$(29,064)	$(1,406)	$(90,542)
Other comprehensive income (loss):
Unrealized (loss) gain on short term investments, net of tax	(98)	367	(73)	(553)
Comprehensive income (loss)	$2,894	$(28,697)	$(1,479)	$(91,095)

Net income (loss) per share:
Basic	$0.04	$(0.44)	$(0.02)	$(1.38)
Diluted	$0.04	$(0.44)	$(0.02)	$(1.38)

Shares used to compute net income (loss) per share
Basic	80,731,951	65,912,334	71,225,433	65,618,162
Diluted	80,991,722	65,912,334	71,225,433	65,618,162

CYTOMX THERAPEUTICS, INC.

CONDENSED BALANCE SHEETS

(in thousands, except share and per share data)

	September 30,	December 31,
	2023	2022
	(Unaudited)	(1)
Assets
Current assets:
Cash and cash equivalents	$26,024	$193,650
Short-term investments	168,086	—
Accounts receivable	2,419	35,986
Prepaid expenses and other current assets	4,675	7,466
Total current assets	201,204	237,102
Property and equipment, net	4,060	5,072
Intangible assets, net	766	875
Goodwill	949	949
Restricted cash	917	917
Operating lease right-of-use asset	13,184	15,949
Other assets	87	27
Total assets	$221,167	$260,891
Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable	$1,705	$2,809
Accrued liabilities	20,689	28,532
Deferred revenue, current portion	124,396	121,267
Total current liabilities	146,790	152,608
Deferred revenue, net of current portion	112,261	180,059
Operating lease liabilities - long term	10,597	13,975
Other long-term liabilities	2,757	—
Total liabilities	272,405	346,642
Commitments and contingencies
Stockholders' deficit:
Convertible preferred stock	—	—
Common stock	1	1
Additional paid-in capital	673,109	637,117
Accumulated other comprehensive (loss) income	(63)	10
Accumulated deficit	(724,285)	(722,879)
Total stockholders' deficit	(51,238)	(85,751)
Total liabilities and stockholders' deficit	$221,167	$260,891

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(1)
The condensed balance sheet as of December 31, 2022 was derived from the audited financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2022.